As filed with the Securities and Exchange Commission on January 12, 2000

                                                      Registration No.:
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                ----------------

                            eLEC COMMUNICATIONS CORP.

             (Exact name of registrant as specified in its charter)

         New York                                       13-2511270
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                                 37 North Avenue
                           Norwalk, Connecticut 06851
                                 (203) 750-1000
               (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive offices)

                                  Paul H. Riss
                             Chief Executive Officer
                            eLEC Communications Corp.
                                 37 North Avenue
                           Norwalk, Connecticut 06851
                                 (203) 750-1000
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy To:

                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                            New York, New York 10022
                                 (212) 421-4100

         Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after this Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            -------------------------

                                             Calculation Of Registration Fee

========================================================================================================================
                                                                      Proposed         Proposed
                                                                      Maximum          Maximum
                                                                      Offering        Aggregate
          Title of Each Class of                  Amount to          Price Per         Offering          Amount of
        Securities to be Registered             be Registered          Share*           Price*        Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.10 par value...............    3,287,759 shares        $3.875        $12,740,066         $2,548.01

============================================ ===================== =============== ================= ===================

-------------

* Calculated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee (based on the closing price per share of the Registrant's common stock as reported on the NASDAQ Small Cap market on January 6, 2000.)

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
----------

                                3,287,759 Shares

                            eLEC COMMUNICATIONS CORP.

                                  Common Stock

                           (Par value $.10 Per Share)

                              ---------------------


         The shareholders listed in this prospectus are offering and selling up to 3,287,759 shares of common stock of eLEC Communications Corp. We will not receive any proceeds from such sale.

         Our common stock is listed on the NASDAQ Small Cap market under the symbol "ELEC." The last reported bid price for the common stock on January 6, 2000, was $3.844 per share. The last reported ask price for the common stock on such date was $3.906 per share.

         The selling shareholders may offer their shares of common stock through public or private transactions in the over-the-counter markets, on or off the United States exchanges, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders.

                              ---------------------

         See "Risk Factors" at page 7 of this prospectus for a discussion of certain material factors which you should consider before investing in the common stock offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              ---------------------


              The date of this Prospectus is _____________, 2000.

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"). You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We are not offering to sell or buy the common stock offered in this document to any person unauthorized or prohibited to do so. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the offering of the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement does not contain all of the information set forth in the registration statement. You may read and copy any document we file at the SEC's public reference room located 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of such public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

         (1) Annual Report on Form 10-K for the fiscal year ended November 30, 1998;

         (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 1999, May 31, 1999 and February 28, 1999;

         (3) Current Reports on Form 8-K dated August 11, 1999 (as amended by Amendment No. 1 dated October 25, 1999) and November 16, 1999; and

         (4)      Proxy Statement dated October 6, 1999.

         You may request a copy of these filings (excluding exhibits to such filings that we have not specifically incorporated by reference in such filings), at no cost, by writing or telephoning us at the following address:

                 eLEC Communications Corp.
                 37 North Avenue Suite 203
                 Norwalk, Connecticut 06851
                 Attn: Mr. Paul H. Riss, Chief Executive Officer
                 (203) 750-1000

         This prospectus contains "forward-looking statements" that can be identified by the use of forward-looking terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative thereof or other variations thereon, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader of the forward-looking statements regarding matters that are not historical facts, that these statements are only estimates or predictions. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of risks we face, and actual events may differ from the assumptions underlying statements which have been made regarding anticipated events. All written and oral forward looking statements made in this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. See "Risk Factors."

                                ABOUT THE COMPANY

         We, eLEC Communications Corp., are a telecommunications company that focuses on developing integrated telephone service in the emerging competitive local exchange carrier industry. We offer a bundled package of telecommunications products, including local and long distance telephone, calling cards, paging, Internet access, dedicated access, Web site design, Web site hosting, and other enhanced and value-added telecommunications services tailored to meet the needs of our customers. We also have a retail division that sells travel products, uniforms and study guides via retail stores, E-commerce sites and a Web site primarily to professional airline crew members.

Our Telecommunications Business

         We first made an investment in a local telephone company in October 1997, when we acquired approximately 28% of Access One Communications, Inc. ("Access One"), a Florida-based competitive local exchange carrier ("CLEC"). We began our own CLEC business in February 1998 when we acquired 100% of Essex Communications, Inc. ("Essex"), which was a newly-formed, New York-based CLEC. Both Essex and Access One resell local telephone service purchased from a regional Bell operating company ("RBOC"), such as Bell Atlantic Corporation ("Bell Atlantic") or BellSouth Corporation ("BellSouth"). The Telecommunications Act of 1996 mandated, among other things, that the large incumbent local telephone companies, such as the RBOCs, allow competitors to use their telecommunications facilities in such a manner that the RBOCs would no longer hold a monopoly over the local telephone service business. Essex and Access One were formed in response to such mandate, and we plan to build Essex and to help build Access One into local telephone businesses with certain niches that will allow them to compete effectively as a telecommunications entity. Although we have a representative on the Board of Directors of Access One, and we anticipate that Essex and Access One will work together in instances where it is advantageous to do so, due to our minority shareholder position in Access One, we can only control the operations of Essex.

         We are focusing our marketing efforts on small and medium-sized businesses with telecommunications usage of less than $2,000 per month. Our strategy is to continue to increase our customer base by being more flexible, responsive and innovative to the needs of our target customers than the RBOCs, which have historically concentrated their sales and marketing efforts on residential and large business customers. We plan to expand our telecommunications customer base with a limited amount of capital expenditures on telecommunications facilities (such as switches, fiber and other telecommunications equipment). We believe it is more cost efficient to quickly grow a telecommunications entity with a "leased facilities" strategy in which the necessary telecommunications facilities are leased from a RBOC. This strategy will greatly enhance our flexibility in moving our customer base to the best possible access method, including wireless access. We are now planning our first data network build-out to carry high-speed Internet access via digital subscriber lines ("DSL"). We anticipate that our DSL equipment will be able to carry voice transmissions over the Internet, in addition to high-speed data transmissions.

         Since its inception, Essex, like virtually all other non-facilities based CLECs, was primarily a reseller of local telephone service from a RBOC. Following a recent Supreme Court ruling that upheld the Federal Communications Commission ("FCC") requirements that RBOCs open local phone service to competition, we have been able to refocus our sales strategy by beginning to sell direct local access and related products and services as a facilities-based carrier through facilities leased from Bell Atlantic. As a result, we have converted most of our resold customer base to the leased facilities platform with Bell Atlantic in the State of New York, where Bell Atlantic first offered this leased facilities platform. Our marketing efforts are currently concentrated on obtaining new customers in both New York and Massachusetts. These are the two states in which Bell Atlantic is offering the leased facilities platform. We believe the leased facilities program will eventually be offered in all states. Access One has secured a leased facilities agreement with respect to all nine states covered by BellSouth.

         We have received certification by the applicable state Public Service Commission, and we currently operate as a CLEC, in Massachusetts, New York, New Jersey and Virginia. In addition, we have received certification to operate as a CLEC in Connecticut and Florida. We may also consider the acquisition of other CLECs to increase the number of states within which we can operate. We have determined that many multi-site customer organizations desire consolidated billing for all their locations. Currently, none of the RBOCs and only a limited number of CLECs provide multi-site organizations with the option to consolidate their invoices into a single bill. We offer customers the ability to receive one invoice for all their locations in a format conducive to internal accounting system requirements and on a medium of their choice.

         In addition to the local telephone service that we provide, we also offer a bundled package of telecommunications products. We have additional agreements with other telephone companies pursuant to which we can resell a variety of other telephone services, including long distance service, voice mail, paging, calling cards and other value-added features. We believe that our ability to offer one-stop, integrated communications services will help us to capture a larger portion of our customers' total expenditures on communication services and will reduce customer turnover. In furtherance of our bundling strategy, in August 1998, we acquired WebQuill Internet Services LLC ("WebQuill") to provide Internet access, Web design, E-commerce design and Web hosting for the customers of Essex and Access One. During 1998, WebQuill entered into a frame relay cloud agreement with Southern New England Telephone ("SNET") that allows WebQuill to provide local dial-up access, dedicated 56K frame relay access and dedicated T-1 access to customers located throughout Connecticut via a single point of presence ("POP") located in Norwalk, Connecticut. In order to expand the geographic coverage of our Internet access services, in December 1998, we signed an agreement with another Internet service provider with over 450 POPs, which allows WebQuill's customers to have nationwide dial-up access throughout the United States. We intend to enter into additional regional Internet access arrangements and deploy one or more additional Company-owned POPs during 2000, in order to increase the density of our Internet access coverage.

         In order to provide an additional service to our small business customers, we have developed "QuillPages," a virtual mall marketing and Web-hosting program for the Internet that operates as a "yellow-pages" type directory. We have signed an online distribution and co-branding service agreement with InfoSpace.com, Inc. for the QuillPages product that will provide QuillPages' advertisers an extended reach through InfoSpace.com's affiliate network. We plan to market these Internet yellow-pages sites to medium and small businesses that are seeking a lower cost option for selling their products and services on the Internet. We plan to market these sites directly to existing Access One and Essex customers and primarily through third-party telemarketers to new customers.

         We also design and host more complex and expensive Web sites for larger businesses and those smaller businesses that intend to concentrate more of their resources on the development of Internet customer bases. These sites, commonly referred to as E-commerce sites, facilitate the purchase of goods and services with minimal use of employee time. E-commerce sites can feature products and services databases, online database search capabilities, real time inventory availability and real time credit card processing. In addition, we have introduced an E-commerce fulfillment service, which we call "E-Complete", that provides warehousing and shipping services to our E-commerce hosting customers.

         We obtain new customers for our telephone services primarily through telemarketing agencies that are paid only if the prospect becomes a customer. We do not intend to hire a significant direct sales staff, as the per line cost of acquiring new accounts is currently substantially lower using third-party telemarketers than it would be by direct marketing with our own employees. We are also beginning to use independent sales agents with established customer bases to promote our local phone and Internet services. To ensure customer satisfaction, we emphasize personalized care, with each customer having a single point of contact who is responsible for solving problems and responding to customer inquiries.

Our Specialty Retail Business

         We also operate a specialty retail business that sells travel products, uniforms and study guides via retail stores, E-commerce sites and a Web site primarily to professional airline crew members. Our objective for this division is to become a leading supplier of travel-related and telecommunications products to pilots and flight attendants. We lease space from American Airlines for two retail stores that sell travel-related products to American Airline employees, including the official pilot uniform and study guides for pilots. We also sell identification cards, uniform supplies and travel needs to flight attendants at our retail stores. In addition, we rent pagers to flight attendants who are on reserve duty and offer Internet access services and local and long distance telephone services. We plan to use the knowledge and experience gained with American Airlines to provide similar products and services to employees of other airlines. We currently have small programs with Delta Airlines and Southwest Airlines to sell products in employee lounges.

         We believe professional airline crew members are excellent targets for online retail purchases, as they are constantly mobile and frequently stay in touch with family and job-related duties via the Internet. We have developed and will continue to develop E-commerce sites to augment our in-store sales with sales to these and other online purchasers. We currently market our travel-related products through the E-commerce sites, www.avishop.com and www.800bags.com, and our Web site, www.tagintl.com.

Our Discontinued Wholesale Luggage Business

         We have discontinued the operations of our wholesale luggage division in order to focus our corporate resources on the development of our telecommunications business, Internet-related businesses, and online retail operations. We believe the growth opportunities and the ability to create shareholder value are much greater in our telecommunications and Internet-related businesses than they are in a wholesale luggage operation. Although the majority of the assets of our luggage division have been divested, there can be no assurance that we will be successful in our efforts to dispose of the remaining assets of our wholesale luggage division in a timely manner.

Recent Business Developments

         In November 1999, we concluded a private placement of units consisting of stock and warrants to raise additional working capital for our business. Each unit consisted of (a) 50,000 shares of our common stock, (b) warrants to purchase 25,000 shares of our common stock at an exercise price of $2.50 per share, and (c) warrants to purchase 25,000 shares of our common stock at an exercise price of $4.00 per share. In total, 25.11 units were sold at a price of $56,250 per unit for an aggregate amount of $1,412,500, before expenses associated with this private placement. We used the proceeds from the private placement to pay off certain liabilities related to the discontinuance of our luggage operations. The proceeds also provided us with working capital to grow our telecommunications business. One of the liabilities that we paid off was a working capital facility we had with Coast Business Credit that we had used to fund our luggage division inventory purchases and working capital needs. We were in default of this agreement at the time we paid off the loan, but we were able to retire the indebtedness and terminate the loan facility without any penalties.

         In March 1999 we issued to Access One 1,420,000 shares of common stock in consideration for the issuance by Access One to us of 1,775,000 shares of its common stock. In connection with such transaction, Access One was granted an option to put to us for repurchase at any time on or before December 1, 1999 at the original purchase price, all or a portion of the shares of common stock it purchased in March 1999. In connection with any such exercise of its put option, in whole or in part, Access One was required to issue to us warrants to purchase 500,000 shares of Access One common stock at a purchase price of $1.00 per share. On December 1, 1999, Access One exercised its option with respect to 1,400,000 shares of our common stock. Following such option exercise, we continue to own 3,935,000 shares of Access One's common stock, which represents approximately 21.3% of Access One's outstanding shares.


Executive Offices

         eLEC Communications Corp. was incorporated under the laws of the State of New York on July 22, 1964 under the name Sirco Products Co. Inc. Our executive offices are located at 37 North Avenue, Norwalk, Connecticut 06851 and our telephone number at that address is (203) 750-1000.

         We maintain a website at http://www.elec.net. Information in that website is not part of this prospectus.

                                  RISK FACTORS

         The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in such stock.

We Have a Limited Operating History

         Although our company began operations in 1964, the telecommunications business is new to us. We recently sold a significant portion our luggage division assets to third parties. This division was losing money, but it represented a significant portion of our revenues. Accordingly, we have a limited operating history upon which you may evaluate us, and we are dependent solely on the revenues of our telecommunications and retail divisions and the proceeds of additional financings to fund our operations. We face all of the risks common to companies in their early stage of development in an emerging industry, including:

         o        undercapitalization;

         o        cash shortages;

         o        high capital expenditures;

         o        an unproven business model;

         o        difficulties in managing rapid growth; and

         o        lack  of   sufficient   customers,   revenue,   cash  flow  or
                  profitability to be self-sustaining.

         In addition, since we are in a new business, we have limited experience in providing some of the products and services we currently offer, including local and long distance telephone service, Internet access, web development and hosting services, and electronic commence solutions. Our failure to address any of the risks described above could have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Anticipate Continued Losses

         We have not been profitable since fiscal 1996. We may not become profitable again or, if we become profitable, we may be unable to sustain profitability. We reported net losses of approximately $6,419,000, $4,977,000, and $2,868,000 for the nine months ended August 31, 1999 and the fiscal years ended November 30, 1998 and 1997, respectively, of which net losses of approximately $3,980,000, $2,663,000 and $2,763,000, respectively, were attributable to our discontinued luggage division, and net losses of $1,463,000 and $1,423,000 for the nine months ended August 31, 1999 and the fiscal year ended November 30, 1998, respectively, were attributable to our ownership interest in Access One. We expect to continue to incur losses until we can develop our telecommunications business to a level where it generates sufficient revenues to cover operating expenses. The limited operating history of our telecommunications division makes predicting our future operating results difficult. There can be no assurance that our future revenues will ever be significant or that our operations will ever be profitable.

We Have an Unproven Business Model

         Our business strategy is unproven and we do not know whether our business model and strategy will be successful. We intend to lease virtually all of our telecommunications facilities (such as switches, fiber and other telecommunications equipment) and to focus on selling directly to small and medium sized businesses. In contrast, many of our competitors own their own facilities or are in the process of building or purchasing such facilities. To be successful, we must convince prospective customers to entrust their data and voice operations to a company without a long and proven track record. We cannot assure you that our services will be widely accepted. The prices we charge for services and products may be higher than those charged by our competitors. In addition, the prices of communications services and products have fallen historically, and we expect them to continue to fall. We may be required to reduce prices periodically to respond to competition and to generate adequate sales volume. The failure to achieve or sustain adequate pricing levels or to achieve or sustain a profitable business would have a material adverse effect on our business, financial condition and results of operations and on the price of our common stock.

We Have a Need for Additional Financing

         Due to our recent losses and our additional requirements for working capital to establish and grow our telecommunications and retail businesses, over the past two fiscal years we have sold additional shares of capital stock to fund our working capital needs. We expect that we will continue to sell our capital stock or incur additional indebtedness to fund the anticipated growth of our telecommunications business and implement our business objectives. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be available on terms acceptable to us. If we cannot obtain additional funds when needed, we may be forced to curtail or cease our activities, which may result in the loss of all or a substantial portion of your investment.

We Have a Qualified Auditors' Report

         The report of our independent auditors on our financial statements for the year ended November 30, 1998 noted that we are experiencing difficulty in generating sufficient cash flow to meet our obligations and sustain our operations and that we have incurred significant losses from our operations. Our auditors also noted that we were in default of certain debt covenants contained in our financing agreement that could have resulted in termination of the agreement and the debt becoming due and payable immediately. The auditors' report concluded that these factors, among others, raise substantial doubt about our ability to continue as a going concern. Although we paid our financing agreement in full on December 30, 1999, these concerns may still exist because we continue to incur operating losses.

Disappointing Quarterly Revenue or Operating Results Could
Cause the Price of Our Common Stock to Fall

         Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. If our quarterly revenue or operating results fall below the expectations of investors or security analysts, the price of our common stock could fall substantially. Our quarterly revenue and operating results may fluctuate as a result of a variety of factors, many of which are outside our control, including:

         o amount and timing of expenditures relating to the rollout of our infrastructure and services;

         o ability to obtain and the timing of necessary regulatory approvals;

         o rate at which we are able to attract customers within our target markets and our ability to retain these customers at sufficient aggregate revenue levels;

         o        ability to deploy our network on a timely basis;

         o        availability of financing to continue our expansion;

         o        technical difficulties or network downtime;

         o        availability of incumbent carrier  collocation  facilities and
                  timing  of  the   installation   of  our  equipment  in  those
                  facilities; and

         o introduction of new services or technologies by our competitor and resulting pressures on the pricing of our service.

The Failure of Our Customers to Pay Their Bills on a
Timely Basis Could Adversely Affect Our Cash Flow

         Our target customers consist of small and medium sized businesses. We anticipate having to bill and collect numerous relatively small customer accounts. We may experience difficulty in collecting amounts due on a timely basis. Our failure to collect accounts receivable owed to us by our customers on a timely basis could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Impact of Year 2000

         The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time sensitive software may recognize a date using "00" as the year 1900 instead of the year 2000. This reading could result in a system failure or miscalculations and cause a disruption in operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activity.

         Based on a recent assessment, we believe that the software and hardware used in our computer controlled systems will function properly with respect to the dates in the year 2000 and thereafter. We have contacted our significant suppliers and large customers to determine the extent to which our interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. However, there can be no assurance that the systems of other companies on which our systems rely will be timely converted and would not have a material adverse effect on our systems.

         We have utilized both internal and external resources to reprogram, or replace, and test the software and hardware for Year 2000 compliance. We believe we have completed such testing and are Year 2000 compliant. All costs associated with the Year 2000 project were funded through operating cash flow. Although we do not anticipate any future costs to complete the Year 2000 modifications, this assessment is based upon management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans, and other factors. There can be no assurance that the information provided to our management team, especially such information received from third-parties, will not yield actual results that differ materially from those anticipated.

Risks Associated with Telecommunications Division.

         In the fourth quarter of fiscal 1997, our Board of Directors decided to diversify our business by expanding into the telecommunications industry. Since October 1997, we have made several investments in Access One, a CLEC based in Florida. In February 1998, we acquired Essex, a newly-formed CLEC, and in August 1998, we acquired WebQuill to add an Internet service provider. See "About The Company -- the Telecommunication Division." Our diversification strategy involves significant risks, including, but not limited to, the factors set forth below.

         Short Operating History; Net Losses. Since its inception, Essex has focused on the development of a customer base and internal management information systems and has secured the proper authorizations to operate as a telephone reseller in the States of Connecticut, Florida, New Jersey, New York, Virginia and Massachusetts. Consequently, in fiscal 1998 and the nine month period ended August 31, 1999, our telecommunications division incurred operating losses of approximately $721,000 and $1,023,000, respectively. We began marketing our telecommunications products in May 1998 and by August 1, 1999 had approximately 2,200 local access lines. On December 1, 1999, we had approximately 9,500 local access lines. Because of our limited operating history, we cannot accurately predict if we will be able to compete successfully in the telecommunications business. Accordingly, you should consider the likelihood of the success of our telecommunication division in view of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, the following:

         o        general expenses;

         o        unforeseeable complications and delays;

         o        implementation of marketing strategies and activities;

         o the uncertainty of market acceptance of new products and services;

         o        intense competition from larger, more established competitors;
                  and

         o        incurring   additional  net  losses  before   establishing  an
                  adequate customer base.

         Raising Additional Capital. We anticipate that the continued expansion of our telecommunications business will require us to raise additional equity and/or debt during fiscal 2000. We cannot be certain, however, that we will be successful in raising sufficient debt or equity on terms that we consider acceptable. If we are unable to generate sufficient funds, we may be required to delay or abandon some of our expansion plans, which would have a material adverse effect on our growth and our ability to compete in the telecommunications industry.

         Risks  of   Acquisitions.   We  intend  to   develop   and  expand  our
telecommunications business. Initially, we intend to acquire additional telecommunications and related businesses to enter new markets. Among the risks associated with such strategy, which could materially adversely affect our business, financial condition, results of operations and profitability, are the following:

         o we may not be able to identify, acquire or profitably manage such additional businesses;

         o we may incur substantial costs, delays or other operational or financial problems in integrating acquired businesses;

         o        such acquisitions may adversely affect our operating results;

         o        such acquisitions may divert management's attention;

         o        we may not be able to retain acquired key personnel;

         o we may encounter unanticipated events, circumstances or legal liabilities; and

         o        the value of acquired intangible assets could decrease.

         Implementation and Suitable Resale Arrangements. Our development and expansion of the telecommunications business and our entry into new markets will depend on our ability to, among other things:

         o        lease or purchase suitable sites;

         o        obtain equipment on a timely basis;

         o negotiate suitable resale or interconnect arrangements with incumbent local exchange carriers, or "ILECs," on satisfactory terms and conditions; and

         o        finance the expansion of the telecommunications business.

         Dependence on Key Personnel and Consultants. A small number of key management and operating employees and consultants manage our telecommunications business. Our loss of such employees or consultants or their failure to work effectively as a team could materially adversely impact our telecommunications business. Competition for qualified executives in the telecommunications and data communication industries is intense and there are a limited number of persons with applicable experience. We believe that our future success in the telecommunications business significantly depends on our ability to attract and retain highly skilled and qualified telecommunications personnel.

         Reliance on Others. To limit our capital expenditures and support staff, we rely extensively on third parties. We lease our local exchange network and our long distance network. As a result, we depend entirely on facilities-based carriers for the transmission of customer telephone calls. Under the Telecommunications Act of 1996, we may purchase capacity from facilities-based carriers by entering into resale agreements with such carriers, or we may lease the required facilities from such carriers. The risk factors inherent in this approach include, but are not limited to, the following:

         o the inability to negotiate and renew favorable lease or resale agreements;

         o lack of timeliness of the ILEC in processing our orders for customers seeking to utilize our services;

         o dependence on the effectiveness of outside telemarketing services to attract new customers;

         o dependence on third-party contractors to install necessary equipment and wiring at our customers facilities; and

         o dependence on a facilities-based carrier to provide our customers with repair services and new installation services.

         Dependence on Billing Services and Implementation. The accurate and prompt billing of our customers is essential to our operations and future profitability. We rely on a third-party vendor to provide billing services for Essex. Although we believe we have recently developed our own billing system to replace the third-party, we have not yet finished testing the accuracy of our own system. This strategy exposes us to various risk factors that include, but are not limited to, the following:

         o the inability to control the management of our billing services;

         o the failure of a third party vendor to provide all of the billing services that we require;

         o        dependence upon a third party to rate and print our bills; and

         o the possibility of Year 2000 issues of the third-party not being corrected in time to process our bills properly in the year 2000.

         Competition.  We may be  competing  for local  telephone  and  Internet
access   services   with   ILECs,   which   currently   dominate   their   local
telecommunications markets, other CLECs and several other local exchange carriers. The following factors may, among other things, prevent us from obtaining the share of the telecommunications market necessary to achieve profitable telecommunications operations:

         o        ILECs' long-standing relationships with their customers;

         o the increase in business combinations and alliances in the telecommunications industry which may create significant new competitors;

         o the greater financial, personnel and other resources of existing and potential competitors; and

         o the ability of competitors with greater resources and capital to meet or undercut our proposed lower price structure.

         Rapid Technological Change. The telecommunications industry is subject to rapid and significant changes in technology. While we believe that these changes will not materially affect our ability to acquire necessary technologies, we cannot predict the effect of technological changes on our business.

         Regulation. Federal, state and local regulation may affect our telecommunications business. Since regulation of the telecommunications industry in general, and the CLEC industry in particular, is frequently changing, we cannot predict whether, when and to what extent new regulations will affect us. The following factors, among others, may adversely affect our business, financial condition and results of operations:

         o        delays in obtaining required regulatory approvals;

         o        new court decisions;

         o        the enactment of new adverse regulations; and

         o        the establishment of strict regulatory requirements.

Risks Associated with Retail Division.

         In August 1997, we began a retail operation known as Airline Ventures, Inc. ("AVI"), which sells travel products, uniforms and study guides via retail stores, E-commerce sites and a Web site primarily to professional airline crew members. We lease space from American

Airlines for two of our stores, and from a Ramada Inn for a third store. The Ramada Inn provides lodging facilities to American Airlines employees when they are training at an American Airlines' training facility in Dallas. We plan to use our physical presence in the American Airlines' facilities and the Ramada Inn to build a trusted relationship with airline employees so they continuously make purchases from us at our stores and from our newly-formed Internet shopping sites. Our strategy includes, but is not limited to, the following risks:

         Short Operating History; Certain Net Losses. Since its inception, AVI has not generated positive cash flow. In fiscal 1998, its first full year of operations, AVI incurred an operating loss of approximately $170,000. The operating losses were primarily attributable to expenses related to sales, marketing and building a management information infrastructure. For the nine-month period ended August 31, 1999, AVI generated operating profits of approximately $48,000. Because of our limited operating history with AVI, we cannot accurately predict if AVI will be able to compete successfully as a specialty retailer or as an online retailer. Accordingly, you should consider the likelihood of AVI's success in view of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, the following:

         o        general expenses;

         o        unforeseeable complications and delays;

         o        implementation of marketing strategies and activities;

         o the uncertainty of market acceptance of new products and services;

         o        intense competition from larger, more established competitors;
                  and

         o        incurring   additional  net  losses  before   establishing  an
                  adequate customer base.

         Reliance on American Airlines. Our relationship with American Airlines is crucial to the successful operation of our retail business. We have written contracts or verbal agreements with American Airlines that allow us to perform several services for employees of American Airlines. The elimination of one or more of the following items could have a material impact on our operations:

         o        agreement  to  lease   retail  space  in  American   Airlines'
                  facilities;

         o ability to sell products in pilots' and flight attendants' lounges;

         o        ability  to  allow  a  crew  member  to  buy   products  on  a
                  payroll-deduct program;

         o maintenance of a link between our E-commerce site and an internal site that is frequently used by American Airlines employees;

         o        ability to sell study guides and job-related necessities;

         o        agreement to sell pilot uniforms directly to pilots; and

         o        the ability to sell American Airlines' logo product.

         Dependence on Key Personnel and Consultants. A small number of key management and operating employees manage our specialty retail business. Our loss of such employees could materially adversely impact our business. We believe that our future success in this business will also depend on our ability to attract and retain additional key personnel who are also being sought by other businesses.

         Ability to Manage Growth. We plan to grow AVI's business by expanding our presence in a number of geographical locations and by promoting our E-commerce sites and Web site. The continued growth of this division will depend on various factors, including, but not limited to, the following:

         o        the ability to lease additional stores within airports;

         o the ability to expand sales of products to airline employees of several airlines;

         o        enhancement   of   operational,   managerial,   financial  and
                  information systems;

         o the ability to find high quality, low cost sources to manufacture pilot uniforms;

         o        continued  popularity of airline  travel in the United States;
                  and

         o        the ability to manage and grow our retail Internet business.

         Competition. We compete with many other companies that are selling travel and job related products to professional airline crew members. We have no significant market share in this business. The following factors may, among other things, prevent us from obtaining the share of the specialty retail market necessary for AVI to achieve profitable operations:

         o long-standing relationships our competitors have with their customers;

         o long-standing relationships our competitors have with various airlines;

         o the greater financial, personnel and other resources of existing and potential competitors; and

         o the ability of competitors with greater resources and capital to meet or undercut our proposed price structure.

Risks Associated with Wholesale Luggage Division.

         Our wholesale luggage division has been discontinued and our U.S. operation has been sold. We are liquidating the assets of our Canadian operation, which has a building, accounts receivable and inventory. The divestiture of the remaining Canadian operations requires significant amounts of management time to close down the operation and aid prospective purchasers in performing their due diligence procedures. Our decision to discontinue the wholesale luggage operations created several risks, including, but not limited to, the following;

         o disputes regarding amounts owed to vendors, licensors or employees;

         o erosion of capital if the Canadian inventory and building are not sold in a timely manner and if accounts receivable are not collected;

         o significant management involvement that could detract from the growth of our other businesses; and

         o the ability to receive adequate compensation for the assets that are being sold.

Dividend Policy

         Generally. We expect to retain earnings, if any, to finance the expansion and development of our business. Our Board of Directors will decide whether to make future cash dividend payments. Such decision will depend on, among other things, the following factors:

         o        our earnings;

         o        our capital requirements;

         o        our operating condition;

         o        our financial condition; and

         o our compliance with various financing covenants to which we are or may become a party.

         No Dividend Payments in Near Future. We were a party to a credit facility with Coast Business Credit, a division of Southern Pacific Thrift & Loan Association, that prohibited dividend payments without Coast Business Credit's prior consent. See "Item 5. Market for the Company's Common Equity and Related Stockholder Matters" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended November 30, 1998, which we have included in this prospectus by reference. Although this credit facility was repaid on December 30, 1999 and not renewed, this type of facility and this type of dividend limitation are typical in a credit facility and are indicative of the restrictions we would expect in a future lending facility.

Limited Public Market and Possible Volatility of Stock Price. Although there is a public market for our common stock, the market for our common stock is thinly traded. The trading prices of our common stock could be subject to wide fluctuations in response to, among other events and factors, the following:

         o        variations in our operating results;

         o        sales  of  a  large   number  of   shares   by  our   existing
                  stockholders;

         o        announcements by us or others;

         o        developments affecting us or our competitors; and

         o        extreme price and volume fluctuations in the stock market.

Effect of Certain Charter Provisions.

         Authority of Board of Directors to Issue Preferred Stock. Pursuant to the terms of our charter, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series. Our Board of Directors may also determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further shareholder vote or action. In June 1998, our Board of Directors authorized the issuance of up to 700 shares of Series A preferred stock, which shares were subsequently issued and have since been converted into shares of Common Stock. In February 1999, our Board of Directors approved the issuance of up to 1,300 shares of Series B preferred stock to prospective investors, of which 196 shares were subsequently issued. The rights of the holders of our outstanding or newly-issued preferred stock may adversely affect the rights of the holders of common stock. While the issuance of such preferred stock could facilitate possible acquisitions and other corporate activities, it could also impede a third party's ability to acquire control of our company.

         Limitation of Liability of Directors. Pursuant to the terms of our charter and to the extent New York law permits, we and our shareholders may not hold our directors personally liable for monetary damages in the event of a breach of fiduciary duty.

Anti-takeover Effects of New York Law.

         Certain anti-takeover provisions of New York law could delay or hinder a change of control of our company. While such provisions generally facilitate our Board of Directors' ability to maximize shareholder value, they may discourage takeovers that could be in the best interest of certain shareholders. Such provisions could adversely affect the market value of our stock in the future.

                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any part of the proceeds from such sales of the common stock.

                              SELLING SHAREHOLDERS

         The selling shareholders have informed us that the name, address, maximum number of shares of common stock to be sold and total number of shares of common stock that each selling shareholder owns are as set forth in the following table. The selling shareholders may sell all or part of their shares of common stock pursuant to this prospectus. The offering of such shares of common stock is not being underwritten on a firm commitment basis. As a result, we cannot give you estimates as to the number and percentage of shares of common stock each selling shareholder will hold upon termination of this offering.

                                               Selling Shareholders
                                               --------------------
                                                                               No. of Shares
                                  No. of Shares of         Maximum No.               of            Percentage of
                                    Common Stock           of Shares of         Common Stock       Common Stock
                                 Beneficially Owned        Common Stock         to be Owned         to be Owned
       Name and Address           Prior to Offering        to be Offered       After Offering   After Offering (#)
       ----------------           -----------------        -------------       --------------   ------------------
Alvin H. Einbender
   Revocable Trust..........            44,444                44,444(a)             --                  --
230 Park Avenue
New York, NY 10169

James Dinizio, Jr. (b) .....            29,000                29,000                --                  --
39 Sound Road
Greenport, NY 11944

Epinal Corporation, Ltd.....           100,000               100,000(a)             --                  --
10155 Collins Avenue
Penthouse 6
Bal Harbour, FL  33154

Evansville Limited..........           800,000               800,000(a)             --                  --
PO Box 438
Road Town, Tortola
British Virgin Islands

Geils & Co. Inc.(c)........             70,000                50,000              20,000                 *
54 Danbury Road
Suite 318
Ridgefield, CT  06877

Hudson River Investments, Inc.
720 Fifth Avenue                       566,666               566,666(a)             --                  --
New York, NY 10012

Eric Izzo  (d)                          40,000                40,000                --                  --
2300 Pine Tree Road
Cutchogue, NY


                                               Selling Shareholders
                                               --------------------
                                                                               No. of Shares
                                  No. of Shares of         Maximum No.               of            Percentage of
                                    Common Stock           of Shares of         Common Stock       Common Stock
                                 Beneficially Owned        Common Stock         to be Owned         to be Owned
       Name and Address           Prior to Offering        to be Offered       After Offering   After Offering (#)
       ----------------           -----------------        -------------       --------------   ------------------
Daniel Jaffe................            50,000                50,000(a)             --                  --
141 Great Neck Road
Great Neck, NY 10019

Barry F. Nathanson..........           400,000               400,000(a)             --                  --
6 Shore Cliff Place
Great Neck, NY 11023

Cornelius Prior.............           400,000               400,000(a)             --                  --
PO Box 12030
St. Thomas, VI 00801

Profit Sharing Plan & Trust of
   Samuel Benjamin, M.D., Inc.
2219 Balsam Avenue                     100,000               100,000(a)             --                  --
Los Angeles, CA  90064

Riderpoint Inc.(e)..........           400,000               300,000             100,000                 *
14 Madison Avenue
Valhalla, NY 10595

SkyClub Communications ......
   Holding Corp. (f)                   120,149               120,149(a)             --                  --
6573 Stirling Road
Ft. Lauderdale, FL 33314

TN Capital, Inc. ............          162,500               152,500              10,000                 *
1616 Post Road East
Suite 4222
Fairfield, CT 06430

Andrew Worden...............            50,000                50,000(a)             --                  --
301 West 57th Street
New York, NY 10019

Xavier Kegels & Partners
   B.V.B.A..................            60,000                60,000                --                  --
Gruenplaats 42
2000 Abtwerpen Belgium

Interbrand, L.L.C. .........            25,000                25,000                --                  --
12 West 37th Street
New York, NYY 10018

-------------------

#        Based upon  11,368,664  shares of common stock  outstanding at December
         31, 1999.

*        Less than 1%.

(a) Of the shares beneficially owned, one half are issuable upon the exercise of warrants to purchase shares of our common stock.

(b) Mr. Dinizio acquired 29,000 shares of common stock from us in November 1999 in connection with our acquisition of all of the outstanding stock of Peconic Telco, Inc.

(c) Geils & Co., Inc., an entity that provides us consulting services to from time to time, received the shares to be sold by it in a private placement.

(d) Mr. Izzo acquired 40,000 shares of common stock from us in November 1999 in connection with our acquisition of all of the outstanding stock of Peconic Telco, Inc.

(e) Riderpoint, Inc. ("Riderpoint") acquired 250,000 shares of common stock from us in April 1999 and 300,000 shares in November 1999. In exchange for such shares, we received a total of approximately 29% of the outstanding equity of Riderpoint. Prior to our investment, Mr. Paul Riss, our Chief Executive Officer, was a member of the Board of Directors of Riderpoint and held three-year options to purchase up to 50,000 shares of common stock of Riderpoint with an exercise price of $1.00 per share.

(f) SkyClub Communications Holding Corp.("SkyClub") acquired 120,149 shares of common stock from us in May 1999. In exchange for these shares, we received 19% of the outstanding equity of SkyClub.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following types of transactions:

         o        in the over-the-counter market;

         o on any stock exchange on which shares of common stock may be listed at the time of sale;

         o        in negotiated transactions; or

         o        in a combination of any of the above transactions.

         The selling shareholders may offer their shares of common stock at any of the following prices:

         o        fixed prices which may be changed;

         o        market prices prevailing at the time of sale;

         o        prices related to such prevailing market prices; or

         o        at negotiated prices.

         The selling shareholders may sell their shares of common stock by one or more of the following methods, without limitation:

         o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o a broker or dealer may purchase as principal and resell for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between the selling shareholders and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers that the selling shareholders engage may arrange for other brokers or dealers to participate. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be
"underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales.

         In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders and any broker-dealers acting in connection with the sale of shares of common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act.

         If and when a selling shareholder notifies us of that he or she has entered into a material arrangement with a broker-dealer for the sale of shares of common stock through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required pursuant to Rule 424(c) under the Securities Act, disclosing (1) the name of the selling shareholder and of the participating broker-dealer(s); (2) the number of shares of common stock involved; (3) the price at which such shares of common stock were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
(5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

         The selling shareholders reserve the sole right to accept and, together with any agent of any selling shareholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock may not simultaneously engage in market-making activities with respect to such shares of common stock for a period of two to nine business days prior to the commencement of such distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7. Such provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or any such other person. This may affect the marketability of the common stock and the brokers' and dealers' ability to engage in market-marking activities with respect to the common stock.

         We will pay substantially all of the expenses incident to the registration of the shares of common stock by filing the registration statement of which this prospectus is a part, estimated to be approximately $18,000.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $.10 per share. As of December 31, 1999, 11,368,664 shares of common stock were issued and outstanding and 196 shares of Series B preferred stock were issued and outstanding. In addition, at such date, 2,819,555 shares of common stock were reserved for issuance upon the exercise of outstanding options and warrants and the conversion of the outstanding shares of Series B preferred stock.

Common Stock

         Voting, Dividend and Other Rights. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and nonassessable. Our Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we were a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.

         Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

         Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholders action other than the election of directors. However, the Business Corporation Law of the State of New York provides that certain extraordinary matters, such as a merger or consolidation in which we are a constituent corporation, a sale or other disposition of all or substantially all of our assets, and our dissolution, require the vote of the holders of two-thirds of all outstanding voting shares. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

         Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 1,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, the Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. As described below, our Board of Directors has authorized the issuance of up to 1,300 shares of Series B preferred stock.

         Series B Preferred Stock. We have designated 1,300 preferred shares as "Series B Preferred Stock" and issued 196 of such shares. The Series B preferred stock is entitled to receive dividends when, as and if dividends are declared by our Board of Directors on our common stock. Each holder of Series B preferred stock has the right, at the option of the holder, to convert each share of Series B preferred stock into 1,000 shares of common stock. We have the right to convert each share of Series B preferred stock into common stock at the same conversion ratio. The conversion price of shares of Series B preferred stock is subject to adjustment in the event of any reclassification, subdivision or combination of our outstanding common stock into a greater or smaller number of shares by a stock split, stock dividend or other similar event.

         In the event of a dissolution, liquidation or winding up of our company, the holders of Series B preferred stock are entitled to receive, prior and in preference to the holders of common stock, an amount equal to $1,000 per share. Thereafter, our remaining assets will be distributed ratably to the holders of common stock. The holders of shares of Series B preferred stock are entitled to that number of votes on all matters presented to shareholders equal to the number of shares of common stock then issuable upon conversion of such shares of preferred stock. Without the approval of the holders of at least a majority of the Series B preferred stock then outstanding voting separately as a class, we may not amend our Certificate of Incorporation in any way that adversely affects the rights and preferences of the holders of the Series B preferred stock as a class.

         Potential Dilution of Share Value; Preferences. Any additional issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock. Because our Board of Directors has the authority to fix the voting rights for any series of preferred stock, the holders of shares of a new series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where New York law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

         Potential Frustration in Change of Control . Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company. Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control. Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

Transfer Agent

         The registrar and transfer agent for our common stock is Registrar and Transfer Company.

                                  LEGAL MATTERS

         Pryor Cashman Sherman & Flynn LLP, New York, New York, will pass upon certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus. Pryor Cashman Sherman & Flynn LLP beneficially owns 35,000 shares of common stock. In addition, Eric M. Hellige, one of our directors and a member of Pryor Cashman Sherman & Flynn LLP, beneficially owns 65,500 shares of common stock.

                                     EXPERTS

         Our consolidated balance sheets as of November 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended November 30, 1998 appearing in our Annual Report on Form 10-K for the year ended November 30, 1998, have been audited by Nussbaum Yates & Wolpow, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

      No dealer, sales representative, or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                 ---------------


                                TABLE OF CONTENTS

                                                                            Page

Where You Can Find  More Information
 ...........................................................................   1

Incorporation of Certain
   Documents by Reference...................................................   1

About the Company...........................................................   2

Risk Factors ...............................................................   7

Use of Proceeds.............................................................  17

Selling Shareholders........................................................  18

Plan of Distribution........................................................  21

Description of Securities to be
  Registered................................................................  23

Legal Matters...............................................................  25

Experts.....................................................................  25

================================================================================

================================================================================



                                3,287,759 Shares







                            eLEC COMMUNICATIONS CORP.






                                  Common Stock






                                 ---------------
                                   PROSPECTUS
                                 ---------------







                                 ________, 2000

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          Other Expenses of Issuance and Distribution.

         Estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:

         Registration Fee........................................     $ 2,548.01
         Legal Fees and Expenses.................................     $10,000.00
         Accounting Fees and Expenses............................     $ 5,000.00
         Miscellaneous...........................................     $   451.99

                  Total .........................................     $18,000.00


ITEM 15.          Indemnification of Directors and Officers

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a
"derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholders vote, agreement or otherwise.

         Article XII of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL. Article XII of the Registrant's by-laws further provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

         Section 402(b) of the BCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the BCL; or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the BCL. Article Sixth of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Registrant shall be liable to the Registrant or its shareholders for any breach of duty in such capacity except as provided in Section 402(b) of the BCL.

         Any amendment to or repeal of the Registrant's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         The Registrant maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Registrant against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Registrant against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits

Exhibit No.      Description
-----------      -----------

5                Opinion of Pryor Cashman Sherman & Flynn LLP

23.1             Consent of Pryor Cashman Sherman & Flynn LLP
                 (included as part of Exhibit 5.1)

23.2             Consent of Nussbaum Yates & Wolpow, P.C.

24 Powers of Attorney (included in the signature page of this Registration Statement)

Item 17.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwalk, Connecticut on this 12th day of January, 2000.

                                                  eLEC COMMUNICATIONS CORP.

                                                  By: /s/Paul H. Riss
                                                      --------------------------
                                                        Paul H. Riss
                                                        Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes Joel Dupre, Eric M. Hellige and Paul H. Riss, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Dated:  January 12, 2000                    /s/Joel Dupre
                                            ------------------------------------
                                            (Joel Dupre)
                                            Chairman of the Board

Dated:  January 12, 2000                    /s/Paul H. Riss
                                            ------------------------------------
                                            (Paul H. Riss)
                                            Chief Executive Officer,
                                            Chief Financial Officer
                                            and Director


Dated:  January 12, 2000                    /s/Eric M. Hellige
                                            ------------------------------------
                                            (Eric M. Hellige)
                                            Director


Dated:  January 12, 2000                    /s/Anthony Scalice
                                            ------------------------------------
                                            (Anthony Scalice)
                                            Director